October 28, 2013

GlassesOff Inc.

35 Jabotinski St. POB 126

Ramat Gan 52511 Israel

Re: GlassesOff Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel for GlassesOff Inc., a Nevada corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-1, including the prospectus constituting a part thereof (the “Registration Statement”), being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration for resale under the Registration Statement by the selling stockholders named therein of an aggregate of 53,303,534 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), consisting of 43,290,030 shares of Common Stock (the “Issued Shares”) and 10,013,504 shares of Common Stock issuable upon the exercise of outstanding warrants (the “Warrants”) to purchase shares of Common Stock (the “Warrant Shares” and, collectively with the Issued Shares, the “Registered Shares”). Substantially all of the Registered Shares and Warrants were issued pursuant to (i) that certain Agreement and Plan of Merger, dated as of June 26, 2013, as amended (the “Merger Agreement”), by and among the Company, Ucansi Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company, and Ucansi Inc., a Delaware corporation and (ii) certain Subscription Agreements, each dated July 30, 2013 (the “Subscription Agreements”), each by and among the Company and the investors party thereto.

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following (collectively, the “Documents”):

1.	the Registration Statement;

2.	the Company’s Amended and Restated Articles of Incorporation;

3.	the Company’s Amended and Restated Bylaws;

4.	the Merger Agreement;

5.	the Subscription Agreements;

6.	resolutions adopted by the Company’s Board of Directors approving, among other things, (i) the Merger Agreement, (ii) the issuance of the Registered Shares and the Warrants and (iii) the filing of the Registration Statement, together with the exhibits thereto; and

7.	such other documents and records and other certificates and instruments and matters of law as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In rendering the opinions set forth below, we have assumed: (i) the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents; (ii) each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so; and (iii) each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of each party set forth therein are legal, valid and binding obligations of such party and are enforceable against such party in accordance with all stated terms.

As to matters of fact, we have relied upon the Documents and, solely to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company, without independently verifying the accuracy of such documents, records and instruments.

Based solely upon and subject to the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that the Registered Shares have been duly authorized and (i) the Issued Shares have been validly issued and are fully paid and nonassessable, and (ii) assuming that the Company reserves for issuance under the Warrants an adequate number of authorized and unissued shares of Common Stock, the Warrant Shares, when issued by the Company upon exercise of the Warrants in accordance with the terms thereof, will be validly issued, fully paid and nonassessable.

This opinion letter is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We do not express any opinion herein concerning any law other than the laws of the State of Nevada and the federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Greenberg Traurig, LLP GREENBERG TRAURIG, LLP